EXHIBIT 10.e

TAX SHARING AGREEMENT

              THIS AGREEMENT made as of July 15, 2004, by and between Citizens Community Bancorp, ("Holding Company"), and Citizens Community Federal, a federally chartered banking corporation ("Subsidiary").

              WHEREAS, Holding Company owns greater than eighty percent (80%) of the issued and outstanding shares of capital stock of Subsidiary and proposes to include Subsidiary in filing a consolidated Federal income tax return; and,

              WHEREAS, Holding Company and Subsidiary (collectively, the "Group") desire to establish a method for allocating the consolidated Federal income tax liability of the Group among its members and for reimbursing Holding Company for the payment of such tax liability;

              NOW, THEREFORE, Holding Company and Subsidiary agree as follows:
  Consolidated Return Election.   If at any time and from time to time Holding Company so elects, Subsidiary will join in the filing of a consolidated Federal income tax return for the current taxable year and for any subsequent taxable period for which the Group is required or permitted to file such a return.   Subsidiary agrees to file such consents, elections and other documents and take such other actions as may be necessary or appropriate to carry out the purpose of this Section 1.   Any period for which Subsidiary is included in a consolidated Federal income tax return filed by Holding Company is referred to in this Agreement as "Subsidiary Consolidated Return Year."   Holding Company agrees that it will prepare and file in a timely manner all Federal and other income tax returns required to be filed on behalf of the Group and will pay the taxes shown to be due thereon.

  Subsidiary Liability to Holding Company for Subsidiary Consolidated Return Years.   Promptly following the determination of the consolidated federal income tax liability of the Group, Subsidiary shall pay to Holding Company the amount (if any) of federal income taxes for which the Subsidiary would have been liable for that year, computed as though Subsidiary had filed a separate return for such Subsidiary Consolidated Return Year on Subsidiary's tax basis of accounting.   In the event the computation of Subsidiary's Federal income tax liability under this Section 2 shall reflect that the Subsidiary incurred a loss for any year and that the Subsidiary would be due a Federal income tax refund as a result of a loss, carryback, or any other provisions of the Internal Revenue Service Code of 1986, as amended, then within three (3) days of the determination of Subsidiary's separate Federal income tax liability, Holding Company shall pay to Subsidiary an amount equal to the refund which would have been due Subsidiary, including any amounts paid under Section 3; provided, however, that in no event shall Holding Company be required to make any payment hereunder in excess of the aggregate of all payments made by Subsidiary to Holding Company hereunder.

  Interim Estimated Payments.   During each Subsidiary Consolidated Return Year, Subsidiary shall advance to Holding Company amounts necessary to reimburse Holding Company for that portion of any estimated federal income tax payments attributable to the inclusion of Subsidiary in the Group, determined in accordance with Section 2.   Such advancements shall be made on the dates on which Subsidiary would have been required to make such estimated income tax payments if it had filed a Federal income tax return as a separate entity.   Any amounts so paid in any year shall operate to reduce the amount payable to Holding Company following the end of such year pursuant to Section 2, and any balance resulting from such reduction shall be refunded by Holding Company to Subsidiary within three (3) days of the determination of Subsidiary's separate Federal income tax liability in accordance with Section 2.

  Tax Adjustments.   In the event of any adjustment to the tax returns of Holding Company and Subsidiary as filed (by reason of an amended return, claim for refund, audit adjustment, administrative or judicial process), the liability of Holding Company and Subsidiary under Sections 2 and 3 shall be re-determined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and payments between Holding Company and Subsidiary shall be made within three (3) days after any such payments are made or refunds are received, or, in the case of contested proceedings, within three (3) days after a final determination of the contest.

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  Subsidiaries.   All subsidiaries of Holding Company and Subsidiary who are eligible to file a consolidated Federal income tax return shall be subject to this Agreement.   If at any time the Holding Company acquires or creates one or more subsidiary corporations that are includable corporations of the Group, they shall be subject to this Agreement and all references to Holding Company herein shall thereafter be interpreted to refer to Holding Company and such subsidiaries as a group.

  Deferred Tax Benefit.   In no event shall Subsidiary or Holding Company transfer cash to the other by reason of any deferred tax benefit of deferred tax liability.

  Intent and Interpretation.   The liability of Subsidiary as established under this Agreement shall be computed in a manner consistent with the provisions of Section 1.1552-1(a)(1) of the Regulations.   The intent of this Agreement is that the Subsidiary should make Holding Company whole, without more, by reimbursing Holding Company only to the extent of Subsidiary's actual amount Federal income tax expenditure incurred by reason of inclusion of Subsidiary in the Group.   Any ambiguity in the interpretation hereof shall be resolved, with a view to effectuating such intent, in favor of the Holding Company.

  Successors.   This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Holding Company or Subsidiary succeeding to the tax attributes of either under Section 381 of the Internal Revenue Code), to the same extent as if such successor had been an original party to the Agreement.
              IN WITNESS WHEREOF, Holding Company and Subsidiary have executed this Agreement by authorized officers thereof as of the date first written above.

CITIZENS COMMUNITY BANCORP
By:	/s/ John D. Zettler
CITIZENS COMMUNITY FEDERAL
By:	/s/ John D. Zettler

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